Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

CSP Inc. and Subsidiaries

We have issued a report dated December 8, 2003 accompanying the consolidated financial statements of CSP Inc. and subsidiaries appearing in the 2004 Annual Report of the Company to its shareholders and accompanying the schedules included in the Annual Report on Form 10-K for the year ended September 30, 2003, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Boston, Massachusetts

April 12, 2005